Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Prolor Biotech Inc.

Gentlemen:

We herby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-163795) of Prolor Biotech Inc. of our report dated March 9, 2011 relating to the consolidated financial statements of PROLOR Biotech, Inc. and its subsidiaries which appear in this  Form 10-K.

/s/ Yarel + Partners Yarel + Partners Certified Public Accountants

Tel Aviv, Israel
March 9, 2011